Exhibit 99.3

PROXY AGREEMENT
PROXY AGREEMENT, dated as of October 17, 2016 (the "Proxy Agreement") by and between Bain Capital Specialty Finance, Inc., a Delaware corporation (the "Company") and [ ] (the "Stockholder").
RECITALS
WHEREAS, the Stockholder holds shares of common stock, par value $0.001 per share (the "Common Stock") of the Company as of the date of this Proxy Agreement and may hold or otherwise beneficially own additional shares of Common Stock in the future;
WHEREAS, the Stockholder desires, and deems it to be in the best interests of the Stockholder, to grant this proxy to the Company in order that the Stockholder not retain voting control of any shares of Common Stock; and
WHEREAS, the Company has agreed to vote the shares for which a proxy is granted pursuant to this Proxy Agreement in the manner set forth herein.
NOW, THEREFORE in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I.

PROXY AND VOTING AGREEMENT
Section 1.01.     Proxy.
(a)     The Stockholder hereby (i) grants to, and appoints, the Company, and any person designated in writing by the Company, and each of them individually, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the shares of Common Stock that now are or hereafter may be held or otherwise beneficially owned by the Stockholder, including any and all other shares of Common Stock or securities of the Company issued or issuable in respect thereof on or prior to the date hereof (the "Covered Shares"), or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of this Proxy and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares. If requested, the Stockholder will execute supplementary proxies and consents to give effect to this Proxy Agreement in connection with any vote or consent solicitation.
(b)     This Proxy Agreement is coupled with an interest and is granted in consideration of the Company entering into that certain Subscription Agreement by and between the Company and the Stockholder.
(c)     The attorneys-in-fact and proxies named above are hereby authorized and empowered by the Stockholder at any time after the date hereof to act as the Stockholder's attorney-in-fact and proxy and hereby agrees to vote the Covered Shares in the same proportion as the vote of all other holders of the Common Stock, excluding any shares of Common Stock held by the Stockholder, and to exercise all voting, consent and similar rights of the Stockholder with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every written consent in lieu of such a meeting (such authorization and empowerment, the "Proxy"); provided that, at any time, the Stockholder may notify the Company that, beginning from the date that is 61 calendar days from such notice, the Proxy shall be revoked with regard to such number of Covered Shares as indicated in such notice.  The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.
ARTICLE II.

MISCELLANEOUS
Section 2.01.     Effective Date. This Proxy Agreement shall become effective upon the date first written above.
Section 2.02.     Applicable Law. This Proxy Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.
Section 2.03.     Successors and Assigns. This Proxy Agreement may not be assigned, whether outright or by operation of law, by any party hereto without the prior written consent of the non-assigning party.  Subject to the foregoing, this Proxy Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors, and assigns.
Section 2.04.     Entire Agreement; Termination. This Proxy Agreement contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.  There are no representations, agreements, arrangements or understandings, oral or written, among the parties hereto relating to the subject matter of this Proxy Agreement that are not fully expressed herein.
Section 2.05.     Notices. All notices and demands under this Proxy Agreement and other communications required to be delivered pursuant to this Proxy Agreement, shall be in writing or by facsimile, with a copy via email (which shall not constitute notice hereunder), and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, to the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
Bain Capital Specialty Finance, Inc.
200 Clarendon Street
37th Floor
Boston, Massachusetts 02116

Attn:  Ranesh Ramanathan

If to Stockholder:
[ ]

Attn:  [ ]

All such notices shall be effective: (a) if delivered personally, when received (with written confirmation of receipt), (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above and (d) upon transmission by facsimile if a customary confirmation of delivery is received during normal business hours and, if not, the next business day after confirmation of delivery is received.

Section 2.06.     Waiver. No consent or waiver, express or implied, by any party to, or of any breach or default by another party in the performance of, this Proxy Agreement shall be construed as a consent to or waiver of any subsequent breach or default in the performance by such other party of the same or any other obligations hereunder.
Section 2.07.     Counterparts. This Proxy Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all counterparts so executed shall constitute one agreement, binding on all the parties hereto, notwithstanding that not all the parties are signatory to the original or the same counterpart.  Any such counterpart shall be admissible into evidence as an original hereof against the person who executed it.
Section 2.08.     Headings. The headings in this Proxy Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
Section 2.09.     Invalidity of Provision. The invalidity or unenforceability of any provision of this Proxy Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Proxy Agreement in that jurisdiction or the validity or enforceability of this Proxy Agreement, including that provision, in any other jurisdiction.
Section 2.10.     Amendments and Waivers. The provisions of this Proxy Agreement may be modified or amended at any time and from time to time, and particular provisions of this Proxy Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.
Section 2.11.     Further Assistance. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from all such action as may be necessary or appropriate to achieve the purposes of this Proxy Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF this Proxy Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

Bain Capital Specialty Finance, Inc.

By:
Name
Title

[ ]

By:
Name
Title